LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) † † Admitted to practice in US Supreme Court, US District Court & US Tax Court	215 Fries Mill Road Turnersville, New Jersey 08012 (856) 374-1744 (1-866) 272-8505 (Fax)

August 30, 2016

Archer Investment Series Trust

Trustees of the Archer Investment Series Trust

c/o Archer Investment Corporation

9000 Keystone Crossing, Suite 630

Indianapolis, IN 46240

Re: Opinion of Counsel Relating to the Amended Registration Statement Filed on Form N-1A under the Securities Act of 1933

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 18 to the Registration Statement, File Nos. 333-163981 and 811-22356 (the “Registration Statement”), of the Archer Investment Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the following series of the Trust:

Designated Series	Designated Classes for each Series
Archer Balanced Fund	Class A
Archer Income Fund	Class A
Archer Stock Fund	Class A
Archer Dividend Growth Fund	Class A

(collectively, the “Funds”), if issued in accordance with the then-current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 18 to the Registration Statement.

This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Law Office of C. Richard Ropka, LLC

By: /s/ C. Richard Ropka, Esq.

C. Richard Ropka, Esq.